EXHIBIT 10.1

FORM OF

TRANSITIONAL OPERATING AGREEMENT

This Transitional Operating Agreement (“Agreement”) is entered into as of                      (the “Effective Date”) by and between GAIAM, INC. and GAIAM AMERICAS, INC. (collectively, “Gaiam Brand”), on one side, and GAIA, INC. DBA GAIAMTV (“GTV”), on the other side, on the following terms and conditions:

RECITALS

WHEREAS, GTV owns and controls the real property (including the buildings and certain equipment and fixtures) located at 833 W. South Boulder Road, Louisville, CO 80027 (the “Louisville Campus”);

WHEREAS, Gaiam Brand owns and controls certain contractual rights, business equipment and systems (including servers and software), vendor relationships and has rights to the services of certain individuals as employees;

WHEREAS, GTV and Gaiam Brand mutually desire to cooperate and share certain of the benefits and financial responsibilities for certain of the foregoing rights and assets, for a limited period of time, in the manner set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

AGREEMENT

1.	Transition Period. As used herein, the “Transition Period” means the period commencing on the Spin-Off Date and ending twenty-four (24) months after the last day of the month in which a Spin-Off Event occurs.

a.	“Spin-Off Date” means the date on which a Spin-Off Event occurs.

b.	“Spin-Off Event” means a transaction or corporate restructuring pursuant to which GTV is “spun off” as a separate public company.

2.	Space and Facilities: Gaiam Brand as Tenant and GTV as Landlord / Lease for the Louisville Campus. Each of GTV (as landlord) and Gaiam Brand (as tenant) shall enjoy certain rights and undertake certain obligations with respect to Gaiam Brand’s tenancy at the Louisville Campus, on the terms and conditions set forth in a separate Lease Agreement entered into by Gaiam Brand and GTV (the “Lease”). All matters relating to Gaiam Brand’s tenancy at the Louisville Campus shall be governed by the Lease, except as specifically set forth in this Agreement.

3.	Gaiam Brand’s Access to and Use of Production Studios.

a.	GTV owns and controls two (2) production studios at the Louisville Campus (the “Studios”).

b.	GTV hereby agrees that, during the term of Gaiam Brand’s tenancy under the Lease, Gaiam Brand will have access to and use of one of the Studios (including use of all equipment installed and/or located therein) for up to fourteen (14) days per calendar quarter, on a “no charge” basis.

c.	Gaiam Brand and GTV will communicate and cooperate in good faith with respect to scheduling Gaiam Brand’s use of the Studios as provided herein. Without limiting the foregoing, Gaiam Brand will provide as much advance notice as possible to GTV with regard to Gaiam Brand’s preferred shooting dates, and which of the two Studios would be ideal for Gaiam Brand’s use in each instance; and GTV will use good faith efforts to accommodate Gaiam Brand’s requests as to dates and studio preferences (taking into account GTV’s own production schedule).

d.	If for any reason Gaiam Brand desires to use the Studios for more than fourteen (14) days in any calendar quarter, then Gaiam Brand’s access to and use of the Studios shall be on a “space available” basis (as determined by GTV in its good faith discretion); and Gaiam Brand shall pay GTV for such use at a “day rate” of Five Hundred Dollars ($500) per day (it being understood that, for these purposes, a “day” shall mean a consecutive 24-hour period).

4.	Digital Asset Management System (Front Porch Digital).

a.	Gaiam Brand is a party to an agreement (the “FPD Agreement”) with Front Porch Digital (“FPD”), a company which provides the digital asset management system currently used by Gaiam Brand and GTV. Gaiam Brand has advised GTV that the FPD Agreement will expire on July 25, 2016.

b.	GTV will have access to the FPD System for the duration of the term of the current FPD Agreement. Following the expiration of the current FPD Agreement, GTV will be responsible for procuring its own agreement with respect to a digital asset management system.

c.	In consideration of Gaiam Brand providing GTV with access to the FPD System for the duration of the term of the FPD Agreement, GTV will pay to Gaiam Brand an amount equal to the FPD Contribution, payable on a monthly basis, within 15 days following month end.

d.	The “FPD Contribution” means an amount equal to sixty percent (60%) of the monthly amounts invoiced to Gaiam by FPD under the FPD Agreement in respect of the period from January 1, 2015 through the expiration of the term of the current FPD Agreement.

5.	Digital Distribution Staff.

a.	During calendar year 2015 only, GTV’s digital distribution staff (the “GTV Digital Staff”) will provide services for the benefit of Gaiam Brand relating to digital distribution of content owned or controlled by Gaiam Brand.

b.	Without limiting the foregoing, during calendar year 2015 only, the GTV Digital Staff will solicit, market, promote and exploit content owned or controlled by Gaiam Brand to all appropriate third party digital distribution partners, as may be requested by Gaiam Brand; and the GTV Digital Staff will provide related services to Gaiam Brand and those partners in a customary manner (including, without limitation, delivery of assets and metadata, and collection and reporting of revenues).

c.	In consideration of the foregoing services rendered by the GTV Digital Staff for the benefit of Gaiam Brand during calendar year 2015, Gaiam Brand will pay to GTV an amount equal to the GTV Digital Staff Contribution, payable on a monthly basis, within 15 days following the month end.

d.	The “GTV Digital Staff Contribution” means an amount equal to forty percent (40%) of the aggregate of all salaries, T&E expenses and cost of employee benefits paid by GTV which are attributable to the GTV Digital Staff in respect of calendar year 2015.

6.	IT and IS (Information Technology and Information Systems).

a.	During the Transition Period, Gaiam Brand’s IT/IS staff will provide services for the benefit of GTV relating to IT and IS access, maintenance and support (including, without limitation, domain name management and SSL Certificate support); and in consideration of those services, GTV will pay to Gaiam Brand the amounts detailed on Schedule A annexed hereto, payable on a monthly basis, within 15 days following month end.

b.	GTV will have access to certain of Gaiam Brand’s technology and software systems and platforms, as more specifically listed on Schedule A annexed hereto, and for the time periods listed on such Schedule A. (For the avoidance of doubt, after the expiration of the applicable time periods listed on Schedule A, GTV will cease to have access to the applicable systems and platforms.) In consideration of the foregoing access rights, GTV will pay to Gaiam Brand the amounts detailed on Schedule A annexed hereto, payable on a monthly basis, within 15 days following month end.

7.	Finance & Accounting Services.

a.	During the Transition Period, Gaiam Brand’s Finance staff will provide services for the benefit of GTV relating to tax provision preparation, tax return preparation and filing, including sales and use taxes.

b.	In consideration of the foregoing services rendered by Gaiam Brand for the benefit of GTV during the Transition Period, GTV will pay to Gaiam Brand an amount equal to the F&A Contribution, payable on a monthly basis, within 15 days following month end.

c.	The “F&A Contribution” means (i) $2,375 per month in respect of calendar year 2015, (ii) $2,625 per month in respect of calendar year 2016 and (iii) $2,775 per month in respect of calendar year 2017.

8.	Insurance (including Workers Compensation).

a.	During the Transition Period, GTV will continue to be included as a “named insured” under all of the insurance policies (including workers’ compensation) that Gaiam Brand has purchased.

b.	In consideration of Gaiam Brand including GTV under the aforesaid policies during the Transition Period, GTV will pay to Gaiam Brand an amount equal to the Insurance Contribution, payable on a monthly basis, within 15 days following month end.

c.	The “Insurance Contribution” means $7,000 per month in respect of calendar year 2015. For each of calendar year 2016 and 2017, the Insurance Contribution will be a monthly amount equal to the “GTV Share” of the total insurance premiums payable by Gaiam Brand in respect of the applicable calendar year. The “GTV Share” means a fraction, the numerator of which is $84,000 and the denominator of which is the total insurance premiums paid by Gaiam Brand in respect of calendar year 2015. Gaiam Brand will notify GTV of the details regarding the calculation of the Insurance Contribution for each of calendar year 2016 and 2017 on or before November 30 of the preceding calendar year.

9.	Human Resources Staff.

a.	During the Transition Period, Gaiam Brand’s human resources staff (the “HR Staff”) will provide services for the benefit of GTV relating to human resources (including with respect to payroll, employee benefits, etc.).

b.	In consideration of the foregoing services rendered by the HR Staff for the benefit of GTV during the Transition Period, GTV will pay to Gaiam Brand an amount equal to the HR Contribution, payable on a monthly basis, within 15 days following month end.

c.

The “HR Contribution” means $9,250 per month in respect of calendar year 2015. For each of calendar year 2016 and 2017, the HR Contribution will be a monthly amount equal to the “GTV Employee Percentage” of all salaries, T&E expenses and cost of employee benefits paid by Gaiam Brand which are attributable to the HR Staff for the applicable calendar year. The “GTV Employee Percentage” means the total number of GTV employees, as a percentage of the total number of all employees of Gaiam Brand and GTV, collectively, as of October 31 of the calendar year immediately preceding the calendar year at issue. (By way of example, for purposes of calculating the HR

Contribution for 2016, the GTV Employee Percentage shall be calculated as of October 31, 2015.) Gaiam Brand will notify GTV of the details regarding the calculation of the HR Contribution for each of calendar year 2016 and 2017 on or before November 30 of the preceding calendar year.

d.	In addition to the HR Contribution, GTV will pay to Gaiam Brand the GTV Employee Percentage of any costs incurred by Gaiam Brand for employee events which GTV agrees to participate in.

10.	Employee Benefits.

a.	During the Transition Period, GTV’s employees will continue to participate in Gaiam Brand’s employee benefit plans, subject to subparagraph 10.d. below.

b.	In consideration of Gaiam Brand including GTV’s employees under Gaiam Brand’s employee benefit plans during the Transition Period, GTV will pay to Gaiam Brand an amount equal to the Benefits Contribution, payable on a monthly basis, within 15 days following month end.

c.	The “Benefits Contribution” means all premiums and/or other amounts paid by Gaiam Brand in connection with employee benefits for GTV’s employees.

d.	Notwithstanding the foregoing, on an annual basis during the Transition Period, GTV will have the option to discontinue its participation in the Gaiam Brand employee benefits program. GTV may exercise such option with respect to a particular calendar year by providing written notice to Gaiam Brand no later than September 15 of the preceding calendar year.

e.	During the Transition Period, GTV’s employees will have access to all of the classes offered by Gaiam Brand to Gaiam Brand’s employees.

11.	Cleaning & Maintenance Services and Plant Care Services.

a.	During the Transition Period, GTV will be entitled to use and enjoy the benefits of (i) the cleaning and maintenance services provided by Robert Chavez’s company with respect to Building C at the Louisville Campus (pursuant to Gaiam Brand’s contract with Mr. Chavez’s company), as well as (ii) plant care services for all indoor plants in Building C at the Louisville Campus.

b.	In consideration of those services, GTV will pay to Gaiam Brand an amount equal to the Maintenance Services Contribution, payable on a monthly basis, within 15 days following month end.

c.	The “Maintenance Services Contribution” means the GTV Allocated Share of all amounts paid by Gaiam Brand for (i) the cleaning and maintenance services provided by Robert Chavez’s company with respect to Building C at the Louisville Campus (pursuant to Gaiam Brand’s contract with Mr. Chavez’s company), as well as (ii) plant care services for all indoor plants in Building C at the Louisville Campus. The “GTV Allocated Share” means the square footage within Building C that is occupied, used or allocated to GTV, as a percentage of the total square footage within Building C that is occupied, used or allocated to Gaiam Brand and GTV, collectively. (For the avoidance of doubt, square footage for shared space—such as lobby areas, bathrooms and kitchens—shall not be taken into account in calculating the GTV Allocated Share.)

12.	Miscellaneous.

a.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior correspondence, negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof, whether oral, written or otherwise, and may not be changed, modified or amended except by a written instrument signed by all of the parties hereto.

b.	This Agreement is entered into in the State of Colorado and shall be construed in accordance with the laws of the State of Colorado applicable to contracts entered into and to be wholly performed therein (without giving effect to any conflict of laws principles under Colorado law).

c.	This Agreement may be executed in one more counterparts, each of which shall constitute an original, and all of which taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed and delivered by electronic facsimile transmission or in Portable Document Format (PDF) with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile or PDF copy hereof shall be deemed authorized original signatures.

GAIAM BRAND:	GTV:

GAIAM, INC.	GAIA, INC. dba GaiamTV

By:	By:
Name:	Name:
Title:	Title:

GAIAM AMERICAS, INC.

By:
Name:
Title:

Schedule A

GTV’s Access to Gaiam Brand IT/IS Staff

and to

IT/IS Technology, Software Systems & Platforms

Services / System / Platform	Time Period	GTV Allocation
“Full Bundle” for 2015	1/1/15 thru 12/31/15	$22,506.75 per month**
Gaiam Brand IT/IS Staff Services
Phones
Canon Copiers
Microsoft Office 365
Network & Hosting Infrastructure
(incl. Sungard and PCI Compliance Services)

**	2015 GTV Allocation is subject to reduction by $1,784 per month if and when each of Gaiam Brand and GTV implement separate phone systems, under separate agreements with 8x8 (but only if separate phone systems are “live” prior to 11/30/2015).

“Full Bundle” for 2016	1/1/16 thru 9/30/16	$22,623.24 per month**
	10/1/16 thru 12/31/16	$17,145.24 per month++
Gaiam Brand IT/IS Staff Services
Canon Copiers
Microsoft Office 365
Network & Hosting Infrastructure
(incl. Sungard++ and PCI Compliancexx Services)

**	2016 GTV Allocation assumes that phones are not included in the “Full Bundle” for 2016.
++	Sungard agreement expires on 9/30/16 and will not be renewed. Effective 10/1/16: (i) GTV will procure its own hosting/cloud service provider and remove all GTV equipment from Sungard facilities; and (ii) the 2016 GTV Allocation of $22,634.24 per month will be reduced by $5,489 to **reflect the difference in cost between Sungard and a new service provider.
xx	All dates listed for continued sharing of Network & Hosting Infrastructure are subject to earlier end date if PCI Compliance requires.

A-1

“Full Bundle” for 2017	1/1/17 thru 12/31/17	TBD**
Gaiam Brand IT/IS Staff Services
Canon Copiers
Microsoft Office 365
Network & Hosting Infrastructure
(incl. PCI Compliancexx Services)

**	The 2017 GTV Allocation will be based on the GTV Allocation in effect for December 2016, but subject to adjustment and good faith negotiations to occur in Q3 2016, to take into account any changes in vendor prices and/or staff salaries and/or associated staff costs which will take effect in 2017.
xx	All dates listed for continued sharing of Network & Hosting Infrastructure are subject to earlier end date if PCI compliance requires.

•	Note 1 re: Canon Copiers: The GTV Allocation in 2016 and/or 2017 will be reduced by $3,960 per month if and when GTV establishes a separate copier relationship to replace Canon (provided that GTV will refrain from doing so at any time when it would have a material adverse financial impact on Gaiam Brand—e.g., if doing so would trigger a termination payment to Canon).

•	Note 2 re: Microsoft Office 365: The GTV Allocation for 2015 and 2016 assumes that GTV has 83 users on Microsoft Office 365. If the number of GTV users increases or decreases, then the GTV Allocation will be adjusted up or down (as appropriate) based on an annual subscription rate of $265 per user per year.

•	Note 3 re: Microsoft Office 365: The GTV Allocation in 2016 and/or 2017 will be reduced by $1,832.92 per month (assuming 83 GTV users) if and when GTV establishes a separate office software suite relationship to replace Microsoft Office 365 (provided that GTV will refrain from doing so at any time when it would have a material adverse financial impact on Gaiam Brand—e.g., if doing so would trigger a termination payment to Microsoft).

•	Note 4 re: Notice of Contract Renewals, or Increases to Prices or Salaries: Gaiam Brand will notify GTV at least 30 days prior to (i) committing to any renewal of any contract for any services or rights under this Schedule A or (ii) implementing any increases to prices or salaries for any of the services or rights under this Schedule A.

A-2

•	Technology Space Allocations: As of August 20, 2015, Gaiam Brand and GTV are sharing access to the IDF closets, server rooms and storage areas located within Building A, Building B and Building C on the Louisville Campus. Effective no later than the date of a Spin-Off Event, the following space allocations shall apply:

a.	Gaiam Brand will have separate, exclusive and secure access and control over IDF Closet 1 (located on the first floor of Building C behind the reception area);

b.	Gaiam Brand and GTV (along with Real Goods) will have shared access to IDF Closet 2 (located on the second floor of Building B);

c.	Gaiam Brand will have separate, exclusive and secure access and control over the server room and storage area located in the hallway on the first floor of Building B;

d.	Gaiam Brand will have shared access to the DMARC closet on the first floor of Building A.

•	Air Conditioning Units: GTV will ensure that each server room to which Gaiam Brand will have separate, exclusive and secure access and control is equipped with two (2) functioning air conditioning units, and one (1) functioning backup air conditioning unit.

A-3